Exhibit No. 11

Armstrong World Industries, Inc. and Subsidiaries

Computation of Earnings Per Share

(amounts in millions, except per share data)

	2015	2014	2013
Basic earnings per share from continuing operations
Earnings from continuing operations	$52.6	$102.0	$127.3
Earnings allocated to participating non-vested share awards	(0.1)	(0.5)	(0.7)

Earnings from continuing operations attributable to common shares	$52.5	$101.5	$126.6
Basic weighted average number of common shares outstanding	55.5	55.0	57.8
Basic earnings per share from continuing operations	$0.95	$1.85	$2.19

Diluted earnings per share from continuing operations
Earnings from continuing operations	$52.6	$102.0	$127.3
Earnings allocated to participating non-vested share awards	(0.1)	(0.5)	(0.7)

Earnings from continuing operations attributable to common shares	$52.5	$101.5	$126.6
Basic weighted average number of common shares outstanding	55.5	55.0	57.8
Weighted average number of common shares issuable under stock option or unvested stock grants	0.4	0.4	0.6

Diluted weighted average number of common shares outstanding	55.9	55.4	58.4
Diluted earnings per share from continuing operations	$0.94	$1.83	$2.17